Exhibit 10.2

CONSULTING AGREEMENT

Norman Yeung, an individual (“Consultant”), and Inphi Corporation, a Delaware corporation (“Company”), agree as follows, effective on the Separation Date (as defined in the letter agreement between Consultant and Company dated July 30, 2013 (“Separation Agreement”)):

Whereas, until the Separation Date, Consultant was an employee and officer of Company; and

Whereas, Company and Consultant have agreed that Consultant will resign as an employee and officer on the Separation Date pursuant to the terms and conditions of the Separation Agreement and will transition immediately into the role of “Consultant” in accordance with the terms of this Agreement;

Wherefore, Consultant and Company agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

2. Ownership Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

d. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow him to provide the Company with the assignments and rights provided for herein.

4. Former or Conflicting Obligations. Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the Separation Date. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof. Consultant also agrees to abide by his obligations under the Employee Proprietary Information and Inventions Agreement dated February 26th, 2007 (“Proprietary Information Agreement”) as a consultant even though Consultant is no longer an employee of Company. However, nothing in this Agreement extends the term or scope of the Proprietary Information Agreement beyond its own terms.

5. Termination.

a. This Agreement will automatically terminate on the last day of the term specified on Exhibit A. Prior to such date, either party may terminate this Agreement with or without cause upon notice to the other party. If this Agreement is terminated by the Company other than by reason of a breach by Consultant of the terms of this Agreement or the Separation Agreement, then Consultant shall be entitled to the remedies specifically identified on Exhibit A.

b. Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

6. Independent Contractor; No Employee Benefits. Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A. Consultant’s termination of employment pursuant to the Separation Agreement will constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code, and all payment hereunder shall be treated as separate installments for purposes of Section 409A.

7. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. The Company may assign its rights and obligations under this agreement in whole or part to any successor to all or substantially all of the business and/or assets of the Company.

8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement, together with the Separation Agreement, constitutes the entire agreement between Consultant and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between Consultant and the Company regarding the subject matter of this Agreement. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

CONSULTANT	INPHI CORPORATION

/s/ Norman Yeung	By	/s/ Ford Tamer
Norman Yeung		Ford Tamer
CEO Inphi
Address:

116 Montevideo Circle
Fremont, CA 94539

EXHIBIT A

1.	Term: The twelve (12) month period commencing on the Separation Date.

2.	Reporting to the Chief Executive Officer (the “CEO”).

3.	The only consideration due Consultant for the Services (as defined below) during the Term shall be:

a.	The continued vesting of certain unvested restricted stock units and stock options in accordance with the terms of the Separation Agreement (collectively, the “Continuing Equity”), subject to Consultant’s continued Services pursuant to this Agreement during the Term and compliance with the provisions of the Separation Agreement; provided, however, that if Company terminates this Agreement other than by reason of a breach by Consultant of the terms of this Agreement or the Separation Agreement, the Continuing Equity shall immediately vest.

Consultant expressly acknowledges that the portion of any equity compensation awards that have not vested as of the Separation Date, other than the Continuing Equity, terminate on the Separation Date, and shall never become vested, notwithstanding Consultant’s continued Service pursuant to this Agreement or otherwise. The parties also acknowledge that Consultant’s stock options which have vested on or prior to the Separation Date, or which vest pursuant to this Agreement, shall remain exercisable during Consultant’s continued Service pursuant to this Agreement, and thereafter, in accordance with the terms of the applicable stock option agreements.

4.	Expenses incurred in performing the requested Services, including for pre-approved travel, will be reimbursed by the Company in accordance with the Company’s then-current expense reimbursement policy.

5.	“Services” means advisory services conducted by Consultant at the direct request of the Company’s CEO. The Company shall provide reasonable advance notice of the advisory Services to be requested to accommodate Consultant’s schedule.